EXHIBIT 99.1

Global Blood Therapeutics Announces Initiation of Phase 2a Trial of GBT440 in Idiopathic Pulmonary Fibrosis (IPF)

SOUTH SAN FRANCISCO, Calif., Nov. 28, 2016 (GLOBE NEWSWIRE) -- Global Blood Therapeutics, Inc. (GBT) (NASDAQ:GBT), today announced enrollment of the first patient in ZEPHYR, a Phase 2a clinical trial evaluating the safety and efficacy of GBT440 for the treatment of hypoxemia in patients with idiopathic pulmonary fibrosis (IPF) who are on supplemental oxygen at rest.

Hypoxemia (abnormally low levels of oxygen in the blood) is a common finding in IPF, is the underlying cause for patients’ symptoms of breathlessness and fatigue, and contributes to adverse patient outcomes. GBT440 has been shown to increase oxygen saturation in animal models of pulmonary fibrosis and severe hypoxia. Based on these findings, GBT is now conducting two clinical trials of GBT440 as a potential treatment for hypoxemia in a broad range of patients with IPF.

"Although supplemental oxygen is an important treatment for IPF patients with hypoxemia, it’s also a burden due to the mobility restrictions posed by oxygen delivery devices and as a result adherence to therapy may be limited. Allowing patients to be oxygen-independent or reducing their need for oxygen would be very beneficial for this patient population,” said Ted W. Love, M.D., president and chief executive officer of GBT. “This Phase 2a study will provide further important evidence to validate GBT440’s unique hypoxemia-targeting mechanism of action. We believe that GBT440 has the potential to be a promising therapeutic option for IPF patients. Together, with the data from our other ongoing Phase 2a study (GBT440-006), in IPF patients who do not use oxygen at rest but become hypoxemic with exercise, we intend to utilize findings from ZEPHYR to further inform our strategy in this indication.”

About the Phase 2a ZEPHYR Trial
ZEPHYR is an open label study evaluating the safety and efficacy of GBT440 in patients with IPF who are receiving supplemental oxygen at rest. A total of 16 IPF patients, 45 to 80 years of age, will be enrolled and will receive 900 mg of oral treatment daily.

The primary endpoint for the study will be to evaluate the effect of GBT440 on oxygen saturation at rest over a 90-day period. Key secondary endpoints include evaluating the effect of GBT440 on the requirement for supplemental oxygen, IPF-related symptoms and quality of life using patient reported outcomes as well as the six-minute walk distance (6MWD). The study will also assess safety, tolerability and the pharmacokinetic profile of GBT440 in IPF patients.

About IPF
Idiopathic pulmonary fibrosis (IPF) is a fatal disease characterized by irreversible, progressive scarring of the lungs. As a patient's lung scarring worsens, the lungs cannot properly transport oxygen into the bloodstream and, as a result, the body's tissues do not get the oxygen they need. The cause of IPF is unknown and there is no cure. Progression of lung scarring inevitably results in hypoxemia causing shortness of breath, a decline in overall function and eventually requires the use of supplemental oxygen. Ultimately, the progressive worsening of lung function over time, leads to organ dysfunction, frequent hospitalizations and death.

IPF typically affects individuals over the age of 50, and the median survival after diagnosis is approximately 2 to 3 years.

About GBT440
GBT is developing GBT440 as an oral, once-daily therapy for patients with sickle cell disease (SCD) and for the potential treatment of hypoxemic pulmonary disorders, including IPF. GBT440, a hemoglobin modifier, works by increasing hemoglobin's affinity for oxygen. Emerging data suggest that hemoglobin modifiers such as GBT440 have the potential to restore normal hemoglobin function and increase oxygen uptake in the lungs, resulting in improved oxygen delivery to tissues.

About Global Blood Therapeutics
Global Blood Therapeutics, Inc. is a clinical-stage biopharmaceutical company dedicated to discovering, developing and commercializing novel therapeutics to treat grievous blood-based disorders with significant unmet need. GBT is developing its lead product candidate, GBT440, as an oral, once-daily therapy for sickle cell disease and expects to initiate its Phase 3 clinical trial by the end of 2016. GBT is also investigating GBT440 for the treatment of hypoxemic pulmonary disorders in two ongoing Phase 2a studies in patients with IPF.  To learn more, please visit: www.globalbloodtx.com.

Forward-Looking Statements
Statements we make in this press release may include statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. We intend these forward-looking statements, including statements regarding the therapeutic potential of GBT440 in SCD, our ability to conduct, and to generate data from, and our ability to enroll patients in, our Phase 2a clinical trial of GBT440 in patients with IPF, and the timing of these events, to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. We can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved, and furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, the risks that our clinical and preclinical development activities may be delayed or terminated for a variety of reasons, that regulatory authorities may disagree with our clinical development plans or require additional studies or data to support further clinical investigation of our product candidate, and that GBT440 may not provide the clinical benefits that we anticipate, along with those set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, as well as discussions of potential risks, uncertainties and other important factors in our subsequent filings with the U.S. Securities and Exchange Commission. Except as required by law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:
Myesha Lacy (investors)
Global Blood Therapeutics
650-351-4730
investor@globalbloodtx.com

Julie Normart (media)
BrewLife
415-946-1087
media@globalbloodtx.com